Exhibit 10.40

SECOND SUPPLEMENT AND AMENDMENT TO PURCHASE AGREEMENT

This Second Supplement and Amendment to Purchase Agreement (“Supplement”) is made and entered into effective as of January 9, 2025, by and among Orion Equity Partners, LLC a Delaware limited liability company (the “Investor”), and Hyperscale Data, Inc., f/k/a Ault Alliance, Inc., a Delaware corporation (the “Company”), Ascendiant Capital Markets, LLC (“Ascendiant”) and Northland Securities, Inc. (“Northland”). Capitalized terms not otherwise defined in this Supplement shall have the meanings set forth in the Agreement, as such term is defined below.

RECITALS

WHEREAS, the Company and Investor (the “Parties”) entered into a Purchase Agreement on June 20, 2024 (the “Agreement”) whereby Company may, from time to time, require that the Investor purchase up to $25 million of the Company’s shares of 13.00% Series D Cumulative Redeemable Perpetual Preferred Stock, par value $0.001 per share (the “Shares”);

WHEREAS, on November 1, 2024, the Parties and Ascendiant executed that certain First Supplement and Amendment to Purchase Agreement (the “First Amendment”) to the Purchase Agreement whereby the Parties, in accordance with FINRA Rule 5121, had engaged Ascendiant to serve as Qualified Independent Underwriter (“QIU”) for future purchases made under the Purchase Agreement in such cases where a QIU would be necessary (the “ELOC Transaction”);

WHEREAS, the Parties desire to terminate its engagement with Ascendiant and to engage Northland as a QIU in connection with the ELOC Transaction; and

WHEREAS, in consideration for Northland’s services as a QIU, when necessary under the applicable FINRA rules and regulations, Investor will pay QIU a cash fee equal to $115,000; and

WHEREAS, The Parties desire that, in consideration for its services as QIU, Northland shall receive a comfort letter and such bring-down comfort letters that may be issued from time to time from the Accountant and indemnification as set forth herein.

NOW, THEREFORE, The Parties, Ascendiant and Northland hereto agree as follows:

Section 1.     Amendments to First Amendment. The Parties hereby acknowledge and agree that Sections 1 and 9 of the First Amendment are hereby deleted in their entirety and of no further force and effect. For the avoidance of any doubt, Ascendiant shall not serve as QIU under the Purchase Agreement and has no further rights or obligations under the Purchase Agreement or First Amendment thereto.

Section 2.     Compensation and Obligations of Northland. Northland hereby agrees to serve as a QIU in connection with the ELOC Transaction, which shall include, without limitation, to undertake the legal responsibilities and liabilities of an underwriter under the Securities Act, specifically including those inherent in Section 11 thereof. In consideration for QIU’s services as a QIU when necessary under the applicable FINRA rules and regulations, Company will pay Northland a cash fee equal to $100,000 in connection with the ELOC Transaction plus reimbursement of Northland’s legal fees not to exceed $15,000. Such cash payment shall be paid to Northland by Investor by deducting from payments payable to the Company by Investor from time to time as Advances are made under the Purchase Agreement as mutually agreed by and among Investor, the Company and Northland, by wire transfer of immediately available funds at the account set forth on Exhibit A attached hereto.

Section 3.     Amendment to Purchase Agreement. The Agreement, as supplemented and amended pursuant to the First Amendment, shall be further amended by deleting Section 6.27 therein in its entirety and replaced with the following:

“Section 6.27 Delivery of Bring-Down Opinions Upon Occurrence of Certain Events. Within five (5) Trading Days immediately following the date the Company files with the SEC (i) an annual report on Form 10-K under the Exchange Act with respect to a fiscal year ending after the Commencement Date; (ii) an amendment on Form 10-K/A to an annual report on Form 10-K under the Exchange Act with respect to a fiscal year ending after the Commencement Date, which contains amended material financial information (or a restatement of material financial information) or an amendment to other material information contained in a previously filed Form 10-K, which contains amended material financial information (or a restatement of material financial information); or (iii) the Initial Registration Statement, any New Registration Statement, or the Prospectus or any amendment to other material information contained or incorporated by reference in the Initial Registration Statement or any New Registration Statement (each, a “Representation Date”), the Company shall (I) deliver to the Investor a Compliance Certificate, dated such date, (II) cause to be furnished to the Investor an opinion and negative assurance “bring down” from outside counsel to each of the Company and the Investor, respectively, substantially in the form mutually agreed to by the Company and the Investor prior to the date of this Agreement, modified, as necessary, to relate to such Registration Statement or post-effective amendment, as applicable (each such opinion, a “Bring-Down Opinion”) and (III) cause to be furnished to the Investor and Northland Securities, Inc. (“Northland”) (in such cases where Northland’s services as a QIU would be necessary) a comfort letter from the independent registered public accounting firm or firms whose reports are included or incorporated by reference in the Registration Statement and the Prospectus, and any Prospectus Supplement (in the case of a post-effective amendment, only if such amendment contains amended or new financial information) (the “Bring-Down Comfort Letter”). The requirement to provide the documents identified in clauses (I) and (II) of this Section 6.27 shall be waived for any Representation Date if the Company or the Investor has given notice (in accordance with the terms herein) to the other party in writing of the suspension of Advances (a “Suspension”), which waiver shall continue until the earlier to occur of the date the Company delivers an Advance Notice hereunder (which for such calendar quarter shall be considered a Representation Date) and the next occurring Representation Date. Notwithstanding the foregoing, if the Company subsequently decides to deliver an Advance Notice following a Representation Date when a Suspension was in effect and did not provide the Investor with the documents identified in clauses (I), (II) and (III) of this Section 6.27, then before the Investor accepts such Advance Notice, the Company shall provide the Investor with the documents identified in clauses (I), (II) and (III) of this Section 6.27 and Northland (in such cases where Northland’s services as a QIU would be necessary) with the documents identified in clauses (III), dated as of the date that the Advance Notice is accepted by the Investor.”

Section 4.      Amendment to Purchase Agreement. The Agreement shall be amended and supplemented by deleting Section 6.04 therein in its entirety and replaced with the following:

“Section 6.04 Opinion of Counsel; Auditor Comfort Letter. Prior to the date of the delivery by the Company of the first Advance Notice, the Investor and Northland shall receive an opinion letter and negative assurances letter from counsel to the Company in form and substance reasonably satisfactory to the Investor and Northland and (b) shall receive from the Company’s independent registered public accounting firm (the “Accountant”), or a successor independent registered public accounting firm for the Company, a letter dated from the date of the filing of the Registration Statement addressed to the Investor and Northland, in form and substance reasonably satisfactory to the Investor and Northland with respect to the audited and unaudited financial statements and certain financial information contained in the Registration Statement and the Prospectus, and any Prospectus Supplement, except that the specific date referred to therein for the carrying out of procedures shall be no more than three Business Days prior to the Commencement Date.”

Section 5.      Amendment to Purchase Agreement. The Agreement shall be amended and supplemented by deleting Section 7.01(k) therein in its entirety and replaced with the following:

“7.01(k) Bring-Down Opinions of Counsel, Bring-Down Comfort Letter and Compliance Certificates. The Investor and Northland (in such cases where Northland’s services as a QIU would be necessary) shall have received (a) all Bring-Down Opinions which the Company was obligated to instruct its outside counsel to deliver prior to the applicable Condition Satisfaction Date for the applicable Advance, (b) all Bring-Down Opinions from its outside counsel prior to the applicable Condition Satisfaction Date for the applicable Advance (c) a Bring-Down Comfort Letter which the Company was obligated to instruct the Accountant to deliver prior to the applicable Condition Satisfaction Date for the applicable Advance and (d) all Compliance Certificates which the Company was obligated to deliver to the Investor and Northland prior to the applicable Condition Satisfaction Date for the applicable Advance, in each case in accordance with Section 6.28.”

Section 6.     Amendment to Purchase Agreement. The Agreement shall be amended by deleting the definition “Purchase Price” in its entirety and replacing it with the following:

““Purchase Price” shall mean the price per Share obtained by multiplying the Market Price by 94.5%.”

Section 7.     Amendment to Purchase Agreement. The Agreement shall be amended by deleting Section 5.01 in its entirety and replacing it with following:

“Indemnification by the Company. In consideration of the Investor’s execution and delivery of this Agreement, and in addition to all of the Company’s other obligations under this Agreement, the Company shall defend, protect, indemnify and hold harmless the Investor, its investment manager, and Northland, and each of their respective officers, directors, managers, members, partners, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) and each person who controls the Investor and Northland within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Investor Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and reasonable and documented expenses in connection therewith (irrespective of whether any such Investor Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by the Investor Indemnitees or any of them as a result of, or arising out of, or relating to (a) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement for the registration of the Shares and Commitment Fee Shares as originally filed or in any amendment thereof, or in any related prospectus, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Investor specifically for inclusion therein; (b) any material misrepresentation or breach of any material representation or material warranty made by the Company in this Agreement or any other certificate, instrument or document contemplated hereby or thereby; or (c) any material breach of any material covenant, material agreement or material obligation of the Company contained in this Agreement or any other certificate, instrument or document contemplated hereby or thereby. To the extent that the foregoing undertaking by the Company may be unenforceable under Applicable Law, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities, which is permissible under Applicable Law.

In addition to and without limitation of the Company’s obligation to indemnify the Northland as set forth herein, the Company also agrees to indemnify and hold harmless Northland, and each of its officers, directors, managers, members, partners, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) and each person who controls Northland within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Northland Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and reasonable and documented expenses in connection therewith (irrespective of whether any such Investor Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Northland Liabilities”), incurred by the Northland Indemnitees or any of them as a result of, or arising out of, or relating to Northland’s participation as a “qualified independent underwriter” within the meaning of FINRA Rule 5121 in connection with the offering contemplated by this Agreement.”

Section 8.      Commitment Fee Shares. The parties hereto hereby acknowledge and agree that Section 8 of the First Amendment deleted Sections 13.04(b) and (c) of the Purchase Agreement in their entirety. For the avoidance of any doubt, no Commitment Fee Shares have been issued or will be issued to Investor, or to Ascendiant, or to Northland, or any other participating member in the ELOC Transaction, pursuant to the Purchase Agreement, as amended by the First Amendment or this Second Amendment or otherwise.

Section 9.      Except as otherwise expressly provided herein, the Agreement and each other Transaction Document, is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that on and after the date hereof: (i) all references in the Agreement to “this Agreement”, “hereto”, “hereof”, “hereunder” or words of like import referring to the Purchase Agreement shall mean the Purchase Agreement as amended and supplemented by this Agreement, (ii) all references in the other Transaction Documents to the “Purchase Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Purchase Agreement shall mean the Purchase Agreement as amended and supplemented by this Agreement, and (iii) each provision in each Transaction Agreement shall be deemed amended and supplemented to conform to the amendments and supplements set forth herein in all respects.

Section 10.  Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

[Signature Pages Below]

ORION EQUITY PARTNERS, LLC

By:
Name: William Coons
Title: Manager

HYPERSCALE DATA, INC.

By:
Name: Milton C. Ault, III
Title: Executive Chairman

ASCENDIANT CAPITAL MARKETS, LLC

By:
Name: Bradley J. Wilhite
Title: Managing Partner

NORTHLAND SECURITIES, INC.

By:
Name:
Title: